Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BARNES & NOBLE EDUCATION, INC.

BARNES & NOBLE EDUCATION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.

The name of the corporation is BARNES & NOBLE EDUCATION, INC. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) on July 5, 2012 (as amended and in effect immediately prior to the adoption and effectiveness hereof, the “Original Certificate of Incorporation”), and the name under which the corporation was originally incorporated is NOOK Media Inc.

2.	The Amended and Restated Certificate of Incorporation of the corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of Delaware on July 31, 2015.

3.

The Certificate of Incorporation was amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the corporation, filed with the Secretary of State of Delaware on September 21, 2017.

4.

Resolutions were duly adopted by the Board of Directors of the corporation (the “Board of Directors”) setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the corporation.

5.	The Certificate of Incorporation is hereby further amended by deleting in its entirety SECTION 1 of ARTICLE IV and replacing it with the following:

“SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,005,000,000 shares, consisting of (1) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”) and (2) 10,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”). The number of authorized shares of either the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of either the Preferred Stock or the Common Stock voting separately as a class shall be required therefor. Notwithstanding the foregoing sentence and any other provisions to the contrary contained in this Amended and Restated Certificate of Incorporation or the By-laws, any amendment to this Amended and Restated Certificate of Incorporation that relates to the matters set forth in Section 242(d)(2) of the General Corporation Law of the State of Delaware shall, so long as the conditions of Section 242(d)(2)(A) are satisfied, only require the vote of stockholders as set forth in Section 242(d)(2) thereof.”

6.

Pursuant to the resolutions of the Board of Directors, a meeting of the stockholders of the corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

7.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Barnes & Noble Education, Inc. has caused this Certificate of Amendment to be executed by its Secretary on this 10th day of June, 2024.

BARNES & NOBLE EDUCATION, INC.

By:
Michael C. Miller
Corporate Secretary